Exhibit (l)(1)
EVERSHEDS SUTHERLAND (US) LLP

THOMAS E. BISSET
DIRECT LINE: 202.383.0118
E-mail: ThomasBisset@eversheds-sutherland.com

April 28, 2023

VIA EDGAR

Board of Directors
Empower Annuity Insurance Company of America
8515 E. Orchard Road
Greenwood Village, CO 80111

Re:
Great-West Smart Track Advisor Variable Annuity
Post-Effective Amendment No. 26

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 26 to the Form N-4 Registration Statement (File No. 333-212090) by Empower Annuity Insurance Company of America and Variable Annuity-2 Series Account with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:
/s/ Thomas E. Bisset
Thomas E. Bisset